EXHIBIT 11.1

             COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

             COMPUTATION OF NET INCOME PER SHARE (UNAUDITED)

                 (In thousands, except per share amounts)
                               (Unaudited)

                                                         THREE MONTHS ENDED
                                                              MARCH 31,
                                                            1996     1995
                                                          -------  -------
PRIMARY NET INCOME PER SHARE
(1) Net income available to common stock................. $12,730  $12,068
                                                          =======  =======
    Shares used in this computation:
      Weighted average common shares outstanding.........  19,570   19,194
      Shares applicable to stock options, net of shares
        assumed to be purchased from proceeds at average
        market price.....................................     532      579
                                                          -------  -------
(2) Total shares for net income per share computation....  20,102   19,773
                                                          =======  =======
      Net Income Per Share (1 divided by 2).............. $  0.63  $  0.61
                                                          =======  =======

FULLY DILUTED NET INCOME PER SHARE
(3) Net income available to common stock (1)............. $12,730  $12,068
                                                          =======  =======
    Shares used in this computation:
      Total primary shares (2)...........................  20,102   19,773
      Shares applicable to stock options in addition
        to those used in primary computation due to
        the use of period-end market price when
        higher than average..............................      19       50
                                                          -------  -------
(4) Total fully diluted shares...........................  20,121   19,823
                                                          =======  =======
     Net Income Per Share (3 divided by 4)............... $  0.63  $  0.61
                                                          =======  =======